STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

Bear Stearns ARM Trust 2007-2
Mortgage-Backed Notes, Series 2007-2

TERMS AGREEMENT

Dated: as of June 29, 2007

To:	STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

Re:	Underwriting Agreement dated February 26, 2007

Underwriter:	Bear, Stearns & Co. Inc.

Series Designation:	Series 2007-2.

Class Designation Schedule of the Notes: Class I-A-1, Class I-A-2, Class II-A-1, Class II-A-2, Class III-A-1, Class III-A-2, Class IV-A-1 and Class IV-A-2 Notes.

Terms of the Certificates:

Class	Original Principal Amount	Interest Rate
Class I-A-1	$155,498,000	Adjustable Rate
Class I-A-2	$10,602,000	Adjustable Rate
Class II-A-1	$499,261,000	Adjustable Rate
Class II-A-2	$34,040,000	Adjustable Rate
Class III-A-1	$229,619,000	Adjustable Rate
Class III-A-2	$15,656,000	Adjustable Rate
Class IV-A-1	$71,844,000	Adjustable Rate
Class IV-A-2	$4,898,000	Adjustable Rate

The Notes purchased by the Underwriter will be offered from time to time by the Underwriter in negotiated transactions at varying prices to be determined at the time of sale.

Defined Terms: Terms not otherwise defined herein shall have the meanings given to such terms in Appendix A to the Indenture, dated as of June 29, 2007, among Bear Stearns ARM Trust 2007-2, as issuing entity, Wells Fargo Bank, N.A., as securities administrator and Citibank, N.A., as indenture trustee.

Form of Notes Being Purchased by the Underwriter: Book-Entry.

Distribution Dates: The 25th day of each month or, if such 25th day is not a business day, the next succeeding business day beginning on July 25, 2007.

Note Rating for the Notes Being Purchased by the Underwriter:

Ratings
Class	S&P	Fitch	Moody’s
Class I-A-1	AAA	AAA	Aaa
Class I-A-2	AAA	AAA	Aaa
Class II-A-1	AAA	AAA	Aaa
Class II-A-2	AAA	AAA	Aaa
Class III-A-1	AAA	AAA	Aaa
Class III-A-2	AAA	AAA	Aaa
Class IV-A-1	AAA	AAA	Aaa
Class IV-A-2	AAA	AAA	Aaa

Mortgage Assets: The Mortgage Loans to be included in the Trust Fund are as described in Annex A hereto.

Purchase Price: The aggregate purchase price payable by the Underwriter for the Notes covered by this Agreement will be $        *          (plus $         *            in accrued interest).

Credit Enhancement: None other than the subordination described in the related Prospectus Supplement.

Closing Date: June 29, 2007

The undersigned, as the Underwriter, agrees, subject to the terms and provisions of the above-referenced Underwriting Agreement, which is incorporated herein in its entirety and made a part hereof, to purchase the respective principal amounts of the Classes of the above-referenced Series of Notes as set forth herein.

BEAR, STEARNS & CO. INC.

By:	/s/ Mary Haggerty
Name:	Mary Haggerty
Title:	Senior Managing Director

Accepted: STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

By:	/s/ Baron Silverstein
Name:	Baron Silverstein
Title:	Vice President

Annex A

Mortgage Loan Schedule

[Available Upon Request]